UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                               FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                  Commission File Number    000-11117

                         SDNB Financial Corp.
       (Exact name of registrant as specified in its charter)

1420 Kettner Boulevard, San Diego, California  92101, (619) 231-4989
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Common
      (Title of each class of securities covered by this Form)


 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule   12g-4(a)(1)(i) X           Rule   12h-3(b)(1)(i)
           Rule   12g-4(a)(1)(ii)            Rule   12h-3(b)(1)(ii)
           Rule   12g-4(a)(2)(i)             Rule   12h-3(b)(2)(i)
           Rule 126-4(a)(2)(ii)              Rule 15d-6

     Approximate number of holders of report as of the certification
     or notice date:               1

      Pursuant to the requirements of the Securities Exchange Act of 1934, SDNB Financial Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 3, 1997                   By: /s/Robert M. Heskett

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.